NORTHEAST BANCORP
ARTICLES OF INCORPORATION

FIRST:	The name of the corporation is NORTHEAST BANCORP.

SECOND:	The name of its Clerk, who must be a Maine resident and the address of its registered office shall be:
Suzanne M. Carney
500 Canal Street, Lewiston, Maine 04240

THIRD:	The number of directors constituting the initial board of directors of the corporation is nine, as follows:

Gordon M. Gillies, 3  Broad St, Bethel, Maine  04217
E. Louise Lincoln, PO box 527, Bethel, Maine 04217
John W. Trinward, 8 Vernon St., Bethel, Maine 04217
Stephen W. Wight, RFD 2, Box 1688, Bethel, Maine 04217
Edmond J. Vachon, Paradise St., Bethel, Maine  04217
Ronald C. Kendall, PO Box 1, Bethel, Maine 04217
Norris T. Brown, Clark St., Bethel, Maine 04217
Philip C. Jackson, 12 Smith St, Bethel, Maine 04217
James D. Delamater, Route 121, Oxford, Maine 04270

FOURTH:	The board of directors is authorized to increase or decrease the number of directors. The minimum number shall be nine directors and the maximum number shall be twelve directors.

FIFTH:
SHARES - There shall be 15,000,000 authorized shares of $1.00 par value Common Stock, which may be issued by the Corporation from time to time by vote of the Board without the approval of the holders of the Common Stock.  Upon payment of lawful consideration, such shares shall be deemed fully paid and nonassessable.  Except as the Board shall have otherwise specified or except as otherwise provided by law, voting power shall be vested exclusively in the Common Stock.  The holders of the Common Stock shall be entitled to one vote for each share of Common Stock owned.  Dividends, as declared by the Board out of lawfully available funds, shall be payable on the Common Stock subject to any rights or preferences of the Preferred Stock.

There shall be 1,000,000 authorized shares of $1.00 par value Preferred Stock which may be issued from time to time in one or more series as may be determined by the Board of Directors of the Corporation.  Each series of Preferred is to be distinctly designated to distinguish the shares in the series from the shares of all other series and classes.  The relative rights and preferences of the Preferred Stock and the variations of rights and preferences between different series of Preferred Stock may be fixed and determined by the Board of Directors by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock.  All shares of Preferred shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

a.	The rate of dividend;
b.	Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
c.	The amount payable upon shares in event of voluntary and involuntary liquidation;
d.	Sinking fund provisions, if any, for the redemption or purchase of shares;
e.	The terms and conditions, if any, on which shares may be converted; or
f.	Voting rights, if any.

Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata the remaining assets of the Corporation after the holders of Preferred Stock have been paid in full any sums to which they may be entitled.

There shall be no cumulative voting for Directors or otherwise.

SUMMARY

The aggregate par value of all authorized shares (of all classes) having a par value is $4,000,000. The total number of authorized shares (of all classes) without par value is zero shares.

SIXTH:	Meetings of the shareholders may be held outside the State of Maine.

SEVENTH:	There are no preemptive rights.

EIGHTH:	INTERNAL AFFAIRS OF THE CORPORATION

Section 1.
(a)          Number, Qualifications and Term of Office.
Subject to the provisions hereof relating to the initial Board, the number of directors of the corporation shall be no less than 9 and no more than 12.  The exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by the majority of the entire Board.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.  Each Director elected to succeed those directors whose terms expire at or after the 1997 annual meeting of Shareholders shall be elected to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified.  Directors need not be Shareholders or residents of the State of Maine.

(b)          Vacancies.
Any vacancy in the Board caused by death, resignation, retirement, disqualification, removal or other cause, shall be filled by a majority vote of the remaining Directors, though less than a quorum.  A Director so chosen shall hold office for the unexpired term of their predecessors in office.  Any Directorship to be filled by reason of an increase in the authorized number of directors may be filled by the Board for a term of office continuing only until the next election of Directors by Shareholders.

(c)          Removal of Directors.
At any meeting of Shareholders called expressly for the purpose, any Director may be removed from office by the affirmative vote of the holders of seventy-five percent (75%) of the shares entitled to vote or if removal is for cause, then by a majority of the shares then entitled to vote.  For "cause" shall mean a final adjudication by a court of competent jurisdiction that the Director (i) is liable for negligence or misconduct in the performance of his duty, (ii) guilty of a felony conviction, or (iii) has failed to act or has acted in a manner which is in derogation of the Director's duties.

(d)          Nomination of Directors.
In addition to the right of the Board to make nominations for the election of Directors, nominations for the election of Directors may be made by any Shareholder entitled to vote for the election of Directors if that Shareholder complies with all of the following provisions:

a.
Advance notice of such proposed nomination shall be received by the Secretary of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the Shareholders called for the election of the Directors; provided, however, that if fewer than fourteen (14) days' notice of the meeting is given to Shareholders, such written notice of a proposed nomination shall be received not later than the close of the tenth day following the day on which the notice of the meeting was mailed to Shareholders.

b.
Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee; and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.  In addition, the Shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

c.
The nomination made by a Shareholder may only be made in a meeting of the Shareholders of the Corporation called for the election of Directors at which such Shareholder is present in person or by proxy, and can only be made by a Shareholder who has complied with the notice provisions of (a) and (b) above.

d.
The Chairman of the meeting may in his discretion determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 2.  Voting for Business Combinations.
(a)
Neither the Corporation nor any subsidiary of which the Corporation owns at least a majority of the equity securities ordinarily entitled to vote for the election of Directors ("Subsidiary"), shall be a party to any of the transactions specified herein (a "Business Combination") or enter into any agreement providing for any Business Combination unless the conditions specified in (b), (c) and (d) below shall have been satisfied:

(i)
any merger or consolidation (whether in a single transaction or a series of related transaction) other than a merger or consolidation of the Corporation and any of its subsidiaries or a merger or consolidation of any subsidiaries of the Corporation; or

(ii)
any sale, lease, exchange, transfer or distribution of all or substantially all or a substantial portion of the property or assets of the Corporation or any of its subsidiaries, including its goodwill; or

(iii)
the issuance of any securities, or of any rights warrants or options to acquire any securities of the Corporation or any of its subsidiaries, to any Shareholders other than by stock dividend declared and paid to all Shareholders of the Corporation or pursuant to an employee stock ownership plan or an employee stock option plan established by the Corporation; or

(iv)
any reclassification of the stock of the Corporation or any of its subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of the Corporation or any of its subsidiaries held by any person; or

(v)	the dissolution of the Corporation or any subsidiary thereof or any partial or complete liquidation of the Corporation or any subsidiary thereof.

(b)
The vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote for the election of Directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is party unless the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the Common Stock of the Corporation in connection with the Business Combination (when adjusted for stock splits, stock dividends, reclassification of shares or otherwise) shall be equal to the highest price per share paid by the other party or parties to the Business Combination (the "Acquiring Party") in acquiring any of the Corporation's Common Stock; provided however, that the consideration to be paid to the holders of the Common Stock of the Corporation shall be in the same form as that paid by the Acquiring Party in acquiring the shares of the Common Stock held by it except to the extent that any Stockholder of the Corporation shall otherwise agree.

(c)
Subject to the provisions in (b) above, the vote of the holders of at least seventy-five percent (75%) of the outstanding shares entitled to vote for the election of Directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is a party unless the Business Combination shall have been approved by at least two-thirds (2/3) of the Directors of the Corporation who are not affiliated with, or Shareholders of, the Acquiring Party.

In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the Shareholders, when evaluating a Business Combination or a proposal by another person or persons to make a Business Combination or a tender or exchange offer, the Board may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and other factors which it deems relevant:  (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii)  the business and financial condition and earnings prospects of the acquiring person or persons, including but not limited to debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring person or persons and its or their management.

(d)
In the event that all of the conditions set forth in (b) and (c) above are met, the Corporation or any Subsidiary may enter into any Business Combination under the terms and conditions specified in the Maine Business Corporation Act.

(e)
The affirmative vote of the holders of at least eighty percent (80%) of all of the shares of the Corporation entitled to vote for the election of Directors shall be required to amend or repeal, or to adopt any provisions in contravention of or inconsistent with this Section 2, notwithstanding the fact that a lesser percentage may be specified by law.

Section 3.  Special Meetings and Consent Meetings.
Special meetings of the Shareholders may be called by the Chairman, President, the Board, or by the Secretary upon written request of the holders of not less than ten percent (10%) of all the shares entitled to vote.

Section 4.  Acquisition of Stock.
(a)          Restrictions on Offers and Acquisitions.
For a period of five (5) years from the effective date of the conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than ten percent (10%) of the issued and outstanding shares of any class of an equity security of the Corporation; (ii) more than ten percent (10%) of any class of securities convertible into, or exercisable for, any class of an equity security of the Corporation; (iii) any securities convertible into, or exercisable for, any equity securities of the Corporation if assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than ten percent (10%) of any class of an equity security of the Corporation.

For the same five year period, each share beneficially owned in violation of the foregoing percentage limitation, as determined by the Board, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote.

For the purposes of this Section 4:

(i)	The term "person" shall mean and include any individual, group acting in concert, Corporation, partnership, or other organization or entity, together with its affiliates and associates; and

(ii)
The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security (including, without limitation, shares of any class of capital stock of the Corporation) or interest in a security for value.

(iii)
The term "conversion" shall mean the completed process whereby Bethel Savings, FSB Bank will be converted from a federally chartered mutual savings bank to a federally charted stock savings bank and Bethel Bancorp shall become the holding company for Bethel Savings Bank, FSB.

(b)
Exclusion for Underwriters, Directors, Officers and Employees.  The restriction contained in this Section 4 shall not apply to any offer with a view toward public resale made exclusively to the Corporation or the underwriters or a selling group acting on its behalf.  In addition, the Directors, Officers and employees of the Corporation or any subsidiary thereof shall not be deemed to be a group with respect to their individual acquisition of equity stock of the Corporation.

(c)          Readoption of Restriction by Shareholders.
This Section 4 may be readopted for additional one-year or longer periods by vote of the holders of a majority of the outstanding voting shares present or represented at a duly convened annual or special meeting of Shareholders of the Corporation.

(d)          Exception in Cases of Advance Approval.
This Section 4 shall not apply to any offer or acquisition referred to in (a) above if such offer or acquisition was approved in advance of such offer or acquisition by two-thirds (2/3) of the entire Board utilizing the standard set forth in Section 2(c).

(e)          Enforcement of this Section 4.
The Corporation may by law or by resolution of the Directors adopt such provisions or resolutions as are necessary to provide for the enforcement of this Section 4.

(f)          Amendments of this Section 4.
Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that some lesser percentage may be specified by law, this Section 4 shall not be amended, altered, changed or repealed without:

a.	the affirmative vote of two-thirds (2/3) of the Board; and
b.	the affirmative vote by the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote.

This vote shall be in addition to any vote of the Preferred Stock as may be required by the provisions of any series thereof or applicable by law.

The readoption of Section 4 for additional one-year or longer periods, as provided in (c) above, shall not be an amendment, alteration or change for the purposes of this paragraph.

Section 5.  Amendments.
(a)          Amendments to Articles of Incorporation.
Except as otherwise provided for in the Articles above, the affirmative vote of the holders of at least two-thirds (2/3) of all of the shares of the Corporation entitled to vote for the election of Directors, shall be required to amend or repeal, or to adopt any provision in contravention of or inconsistent with these Articles notwithstanding the fact that a lesser percentage may be specified by law.

(b)          Amendments to By-Laws.
The By-Laws of the Corporation may be amended at any time by the affirmative vote of a majority of the entire Board, subject to repeal, change or adoption of any contravening or inconsistent provision only by vote of the holders of at least two-thirds (2/3) of all the shares entitled to vote on the matter at a meetings expressly called for that purpose.

Section 6.  Right of Shareholders Following Control Transaction.

The provisions of ME Rev. Stat. Ann.Title 13-A, Section 910 shall not be applicable to the Corporation.

Articles of Incorp.
Amended 2002